Exhibit 99.1

eGain Announces Financial Results for the Second Fiscal Quarter

Ended December 31, 2010

Increases revenue guidance for fiscal year 2011

Quarter Highlights

•	Total revenue up 14% from the comparable year-ago quarter

•	Recurring revenue up 22% from the comparable year-ago quarter

•	Cash flow from operations of $7.3 million for the first six months

•	Total cash and cash equivalents of $12.2 million at end of quarter

Mountain View, Calif. (February 07, 2011) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second fiscal quarter ended December 31, 2010.

Total revenue for the second quarter of fiscal year 2011 was $9.5 million, an increase of 14% from the comparable year-ago quarter. License revenue for the second quarter of fiscal year 2011 was $2.7 million, an increase of 6% from the comparable year-ago quarter. Recurring revenue for the second quarter of fiscal year 2011 was $5.2 million, an increase of 22% from the comparable year-ago quarter. Professional services revenue for the second quarter of fiscal year 2011 was $1.6 million, an increase of 4% from the comparable year-ago quarter.

Gross margin for the second quarter of fiscal year 2011 was 71%, compared to 69% in the comparable year-ago quarter. Total operating costs and expenses for the second quarter of fiscal year 2011 were $5.0 million, an increase of 16% from the comparable year-ago quarter.

Net income for the second quarter of fiscal year 2011 was $1.0 million, or $0.05 per share on a basic and $0.04 on a diluted basis, compared to a net income of $1.1 million, or $0.05 per share on a basic and $0.04 on a diluted basis for the comparable year-ago quarter. Net income for the second quarter of fiscal year 2011 included stock-based compensation expense of $50,000 and interest and tax expense of $331,000, compared to stock-based compensation expense of $77,000 and interest and tax expense of $373,000 from the comparable year-ago quarter.

Total revenue for the six months ended December 31, 2010 was $22.6 million, an increase of 39% from the same period last year. License revenue for the six months ended December 31, 2010 was $10.0 million, an increase of 125% from the same period last year. Recurring revenue for the six months ended December 31, 2010 was $9.7 million, an increase of 17% from the same period last year. Professional services revenue for the six months ended December 31, 2010 was $2.8 million, a decrease of 20% from the same period last year.

Gross margin for the six months ended December 31, 2010 was 77%, compared to 69% in the same period last year. Total operating costs and expenses for the six months ended December 31, 2010 were $10.8 million, an increase of 23% from the same period last year.

Net income for the six months ended December 31, 2010 was $5.9 million, or $0.27 per share on a basic and $0.24 on a diluted basis, compared to a net income of $1.8 million, or $0.08 per share on a basic and diluted basis for the comparable year-ago quarter. Net income for the six months ended December 31, 2010 included stock-based compensation expense of $104,000 and interest and tax expense of $646,000, compared to stock-based compensation expense of $132,000 and interest and tax expense of $650,000 from the same period last year.

Total cash and cash equivalents were $12.2 million at December 31, 2010, compared to $5.7 million at June 30, 2010. Cash provided by operations was $7.3 million for the six months ended December 31, 2010, compared to cash provided by operations of $2.1 million for the same period last year. Days sales outstanding in receivables for the second quarter of fiscal year 2011 was 28 days, compared to 51 days for the comparable year-ago quarter. Deferred revenues totaled $7.0 million at December 31, 2010, compared to $5.1 million at June 30, 2010.

“We are pleased with our overall performance for the first half of this fiscal year,” said Ashu Roy, eGain CEO. “Our revenue, bookings, profits and cash flow are all up significantly over the same period last year. We remain optimistic about our future prospects, and plan to continue investing in the business with the intent to accelerate our revenue growth and increase our market share.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the second quarter of fiscal year 2011 were $5.4 million, an increase of 29% from the comparable year-ago quarter. Of the total new hosting and license bookings in the second quarter of fiscal year 2011, 44% were from new hosting bookings and 56% were from new license bookings, compared to 29% from new hosting bookings and 71% from new license bookings in the comparable year-ago quarter.

•

New hosting and license bookings for the six months ended December 31, 2010 were $13.6 million, an increase of 62% from the same period last year. Of the total new hosting and license bookings for the six months ended December 31, 2010, 25% were from new hosting bookings and 75% were from new license bookings, compared to 38% from new hosting bookings and 62% from new license bookings in the same period last year.

New milestones, products and industry recognition

•	eGain was named again to Software Magazine’s 500 list of the world’s largest software and service providers, advancing by 49 slots in 2010, compared to 2009.

•

eGain introduced eGain Multisearch™, a unique all-in-one search capability. The technology combines federated search, multifaceted navigation and best-agent process expertise behind the ubiquitous search box for radically better findability and ease of use.

Customer Momentum

eGain continued to build new and expanded existing relationships with a wide range of enterprise customers during the second quarter of fiscal year 2011. Notable new or expanded customer relationships include:

•	A fortune 100 insurance company

•	One of the largest health insurers in the United States

•	A leading full-service outsourcing provider to the global financial industry

•	One of the largest combination natural gas and electric utilities in the United States

•	A leader in the global hospitality industry

•	A multinational telecommunications group

•	One of the largest grocery retailers in the United States

Guidance

We are raising our revenue guidance for fiscal year 2011. For fiscal year 2011 we currently expect a year-over-year increase in total revenue of between 25% and 30% up from the previously provided range of between 20% and 25%. In addition, we currently expect to be profitable on an operating basis and generate positive cash flows from operations in fiscal year 2011 and plan to invest a significant portion of our anticipated top-line growth back into growing our distribution capability.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is the leading provider of cloud and on-site customer interaction hub software. For over a decade, hundreds of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs (CIHs). Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, eGain solutions improve customer experience, optimize service processes end to end, increase sales, and enhance contact center performance.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at http://twitter.com/egain and Facebook at http://facebook.com/egain.

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, plans to invest in our business and expectations regarding our products’ performance, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 23, 2010, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	CCG Investor Relations Contact: Kalle Ahl, CFA, Account Manager 646-833-3417 kalle.ahl@ccgir.com

eGain Communications Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2010	June 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$12,228	$5,733
Restricted cash	13	13
Accounts receivable, net	2,944	2,955
Prepaid and other current assets	619	512

Total current assets	15,804	9,213

Property and equipment, net	970	869
Goodwill, net	4,880	4,880
Other assets	882	354

Total assets	$22,536	$15,316

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$792	$1,146
Accrued compensation	1,980	1,987
Accrued liabilities	1,644	1,946
Current portion of deferred revenue	6,446	4,917
Current portion of capital lease obligation	99	157
Current portion of bank borrowings	52	115

Total current liabilities	11,013	10,268

Deferred revenue, net of current portion	516	186
Capital lease obligation, net of current portion	—	28
Related party notes payable	9,282	8,724
Other long term liabilities	269	273

Total liabilities	21,080	19,479

Stockholders’ (deficit) equity:
Common stock	22	22
Additional paid-in capital	323,545	323,700
Notes receivable from stockholders	(80)	(79)
Accumulated other comprehensive loss	(681)	(596)
Accumulated deficit	(321,350)	(327,210)

Total stockholders’ (deficit) equity	1,456	(4,163)

Total liabilities and stockholders’ (deficit) equity	$22,536	$15,316

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Revenue:
License	$2,677	$2,516	$10,037	$4,470
Recurring	5,236	4,292	9,686	8,276
Professional services	1,563	1,504	2,839	3,541

Total revenue	9,476	8,312	22,562	16,287
Cost of license	7	83	21	151
Cost of recurring	1,288	1,129	2,521	2,281
Cost of professional services	1,482	1,336	2,709	2,631

Gross profit	6,699	5,764	17,311	11,224

Operating costs and expenses:
Research and development	1,343	1,285	2,757	2,455
Sales and marketing	2,916	2,350	6,430	4,784
General and administrative	785	731	1,589	1,517

Total operating costs and expenses	5,044	4,366	10,776	8,756

Income from operations	1,655	1,398	6,535	2,468
Interest expense, net	(286)	(279)	(562)	(556)
Other income / (expense), net	(310)	36	(29)	30

Income before income taxes	1,059	1,155	5,944	1,942
Provision for income taxes	(45)	(94)	(84)	(94)

Net Income	$1,014	$1,061	$5,860	$1,848

Per share information:

Basic net income per common share	$0.05	$0.05	$0.27	$0.08

Diluted net income per common share	$0.04	$0.04	$0.24	$0.08

Weighted average shares used in computing basic net income per common share	22,031	22,205	22,078	22,209

Weighted average shares used in computing diluted net income per common share	24,549	24,232	24,256	22,444